Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191135 on Form F-3, No. 333-180674 on Form F-3, and No.333-176922 on Form S-8, of our report dated March 23, 2012, (March 19, 2013 as to the effects of the reverse stock split described in Notes 1 and 10) relating to the consolidated financial statements of Star Bulk Carriers Corp. and subsidiaries (the "Company"), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2013.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece

March 21, 2014